Exhibit 10.1
September 4, 2026

Dear Ben,

We are pleased to extend to you this offer of continuing employment in a new role with Health Catalyst (“HC” or the “Company”). We are confident that your skills, experience and hard work will contribute meaningfully to the success of the Company. This offer is subject to the terms and conditions set forth in this offer. This letter does not represent a contract or agreement for employment; and employment with HC is at will.

Position:	Chief Businesss Officer
Division/Department:	General & Administrative
Base salary:	$415,000
Start Date:	September 14, 2026
Location:	Remote

As Chief Business Officer, you will maintain flexible working hours appropriate to executive-level responsibilities, with general availability during business hours as needed to fulfill your duties. For clarity, pursuant to the terms of your Indemnification Agreement with the Company, you are entitled to certain rights and benefits thereunder and nothing herein modifies those rights. You will cease to be a section 16 officer and executive officer in your role as Chief Business Officer.

In addition to the base salary, this full-time employment offer includes the following benefit programs:

Bonus
For the 2026 fiscal year, subject to the other terms in this paragraph, you will be eligible to receive a bonus, at target, equal to the sum of (i) 75% of your annual base salary, at the rate then in effect while you served as President and Chief Operating Officer of HC ($475,000), prorated based upon the number of days you were employed during such year as President and Chief Operating Officer, plus (ii) 100% of your annual base salary, at the rate in effect while you served as Chief Executive Officer of HC ($600,000), prorated based upon the number of days you were employed during such year as Chief Executive Officer, plus (iii) 60% of your annual base salary, prorated based upon the number of days you were employed during the year as Chief Business Officer of the Company. Starting with the 2027 fiscal year, you will be eligible to receive a bonus equal to 60% of your annual base salary. Any such bonuses will be subject to HC’s board of directors (the “Board”) measuring and approving achievement of company performance initiatives, which may be amended by the Board from time to time. The bonus for any fiscal year will be paid every 12 months, after approval from the Board and HC’s books for that period have been closed, but in any event no later than March 15 of the year following the bonus year. The bonus, to the extent earned, will be paid if you are employed by HC on the last day of the measurement period or if your employment is terminated by the Company without Cause or by you for Good Reason (as such terms are defined in the Executive Severance Plan, as amended from time to time in accordance with the terms herein, the “Severance Plan”), provided, however subsection (i)(iii) of Good Reason shall not apply for purposes of this sentence.

Restricted Stock Unit Grant
As Chief Business Officer, you will remain eligible to receive equity grants from the Company. In addition, for clarity, your transition from the role of Chief Executive Officer to the role of Chief Business Officer does not constitute an interruption of your Service Relationship (as such term is defined in the HC 2019 Stock Option and Incentive Plan) with HC, and as such, any equity awards you received in connection with your service as Chief

Executive Officer of HC will continue to vest while you serve as Chief Business Officer in accordance with their terms.

Benefit Plans and Fringe Benefits
Eligibility began on the first day of your employment with Health Catalyst.
•Medical, Vision, and Dental Insurance: HC offers both a Traditional and HSA-High Deductible Health Plan options. HC also provides an employer contribution to those enrolled in the HSA-HDHP.
•Basic Life, Accidental Death and Dismemberment, and Disability Insurance: These insurance programs are paid 100% by HC. Additional life insurance may be purchased at the expense of the team member.
•Flexible Spending Account: HC offers FSAs for medical, limited purpose, and dependent expense accounts. FSAs allow you to contribute pre-tax dollars which can be used to pay for qualifying expenses not otherwise covered under normal health-related insurance plans.
•Leadership Training. The Company will pay or reimburse you for participation or membership in one leadership group at your request and as reasonably approved by the Company.

Paid Time Off
•Holiday Pay: Health Catalyst offers its team members a very generous holiday pay benefit. Specific details about Company holiday schedule will be communicated in new hire orientation.

Retirement Plan
Health Catalyst offers a 401K Retirement Plan with eligibility beginning 90-days after initial employment. The plan allows for employer contributions. The HC 401K Plan is an auto-enrollment plan with a 6% default team member contribution rate.

Executive Severance Plan
You will be designated a Tier 2 Executive under the Severance Plan, subject to the terms therein.

All benefits are subject to change. Additional details about each benefit are available in the Team Member Handbook or by speaking directly with the Human Resource office.

Payroll
For salaried team members, pay checks are issued on a semi-monthly basis with a total of 24 pay periods per calendar year.

EICA
You have signed an Employee Invention and Confidentiality Agreement (“EICA”) and agree to the on-going compliance with such agreements as a condition of employment, to the extent you have not already signed the EICA. These agreements contain “employment at will”, “non-solicitation” and “non-disclosure” provisions

At Will Employment
Employment with HC is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by HC at any time, with or without advance notice or additional payment, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as HC’s personnel policies and procedures, may be changed at any time, with or without notice, in the sole and absolute discretion of HC.

The “at-will” nature of your employment shall remain unchanged during your tenure as a team member and may not be changed, except in an express writing signed by you and by a duly authorized officer of HC.

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and HC with respect to the initial terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing signed by a duly authorized officer of HC.

HC reserves the right to provide you with additional policies in addition to any existing written policies that would apply to the terms of your employment.

Should your position, compensation, or benefits change over time the remaining sections of this agreement will still be valid. If any provision in this offer or compliance by you or HC with any provision of this offer constitutes a violation of any law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this offer, which provisions and terms will remain in effect.

You should keep a copy of this letter for your own records. If you have any questions regarding this offer, please contact Becky Vea, Chief Human Resources Officer at your earliest convenience.

We look forward to you serving in this new role. By your signature below, you acknowledge and agree that nothing in this offer letter, any changes in role with the Company as outlined under this offer letter and/or your related resignation and transition of duties will constitute “Good Reason” or any term of similar effect under the Company’s Executive Severance Plan.

Sincerely,

Justin Spencer	Matt Arens
Board Member, Health Catalyst	Board Member, Health Catalyst